As filed with the Securities and Exchange Commission on March 25, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2052042
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

2008 Deferred Compensation Plan

(Full Title of the Plan)

Joel S. Goldberg

Senior Vice President, Administration, General Counsel and Secretary

PerkinElmer, Inc.

940 Winter Street

Waltham, Massachusetts 02451

(Name and Address of Agent For Service)

(781) 663-6900

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the 2008 Deferred Compensation Plan (the “Deferred Plan”) of PerkinElmer, Inc. (the “Registrant”) pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the Deferred Plan statement pursuant to Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The following description of the deferred compensation obligations under the Deferred Plan is qualified by reference to the Deferred Plan, which is filed as Exhibit 99.1 to this Registration Statement and incorporated herein by reference.

Under the Deferred Plan, the Registrant will provide a select group of highly compensated employees (the “Eligible Deferral Participants”) the opportunity to elect to defer certain portions of their compensation, subject to specified limits. The obligations of the Registrant with respect to deferred compensation under the Deferred Plan (the “Obligations”) will be unfunded and unsecured general obligations of the Registrant to pay in the future the value of the deferred compensation adjusted to reflect the performance, whether positive or negative, of selected investment measurement options, chosen by each participant, during the deferral period in accordance with the terms of the Deferred Plan.

The Deferred Plan will be administered by the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of the Registrant (the “Board”), which may delegate day-to-day administrative duties to another administrator, which may include officers of the Registrant (the “Administrator”). The Committee has complete discretion and authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Deferred Plan and decide or resolve any and all questions including interpretations of the Deferred Plan.

An Eligible Deferral Participant may elect to defer a portion of his or her compensation under the terms of the Deferred Plan. Eligible Deferral Participants may elect to defer (i) up to 50% of base salary, (ii) up to 100% of incentive bonus and (iii) such other compensation from time to time as determined by the Committee. In addition, the Registrant may, in its sole discretion, elect to contribute to the account of a participant in the Deferred Plan an amount equal to 5% of the excess of such participant’s base salary over the compensation limit in effect under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Registrant will establish an account under the Deferred Plan for each participant in the Deferred Plan. The amounts held in a participant’s account will be indexed to one or more investment funds individually chosen by the participant from those made available by the Registrant from time to time (“Measurement Funds”). Each participant’s account will be adjusted to reflect the investment performance of the Measurement Funds selected. The Registrant is not required to actually invest the deferred compensation in the Measurement Funds selected by Participants. However, the Registrant may establish one or more trusts and at least annually transfer assets to such trusts in order to assist the Registrant in meeting the Obligations.

The Obligations will be distributed by the Registrant in accordance with the terms of the Deferred Plan and upon a payment plan selected by each participant under the terms of the Deferred Plan and will be in the form of cash. If a participant experiences an unforeseeable emergency, as defined in the Deferred Plan, that participant may request that the Committee grant an earlier partial or full distribution from the participant’s account, subject to specified limitations. In addition, if, for any reason, all or any portion of a participant’s benefits under the Deferred Plan become taxable to such participant, the participant will be entitled to receive reimbursement from the participant’s account for all or a designated portion of such taxes, including the amount of additional taxes imposed upon the participant due to such distribution, and such other expenses as permitted under Section 409A of the Code.

Participants in the Deferred Plan may not commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the Obligations. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant and shall be merely unfunded and unsecured promises to pay in the future.

The Board or Committee may at any time amend or modify any or all of the provisions of the Deferred Plan, except that no such amendment or modification may decrease or restrict the value of any participant’s account under the Deferred Plan as it existed as of the time of the amendment or modification. The Registrant may terminate the Deferred Plan at any time and for any reason whatsoever and in such event will distribute accounts to participants in lump sum payments as soon as permitted under Treasury Regulation §1.409A-3(j)(4)(ix).

Item 5. Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP has opined as to the legality of the securities being offered by this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 8.51 of the Massachusetts Business Corporation Act, under which the Registrant is governed, provides that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of the Massachusetts Business Corporation Act provides that, before the final disposition of a proceeding, a corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is party to such proceeding because he is a director if he delivers to the corporation (a) a written affirmation of his good faith belief that he has met the relevant standard of good faith described in Section 8.51 of the Massachusetts Business Corporation Act or that the proceeding involves conduct for which liability has been eliminated pursuant to Section 2.02 of the Massachusetts Business Corporation Act and (b) a written undertaking with an unlimited general obligation of the director to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined, under Section 8.54 or Section 8.55 that he does not meet the relevant standard of conduct described in Section 8.51.

Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 2.02 of the Massachusetts Business Corporation Act provides that the articles of organization of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation for monetary damages for breach of a fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for improper distributions under Section 6.40 of the Massachusetts Business Corporation Act or (4) for any transaction from which the director derived an improper personal benefit. Article Six of the Registrant’s restated articles of organization provides that to the fullest extent permitted by Massachusetts law, a director of the Registrant will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Section 9 of Article V of the Registrant’s amended and restated by-laws provides that the Registrant will indemnify its officers and directors from and against all expenses (including attorney’s fees), judgments and fines to which they may become subject by reason of agreeing to be, being or having been an officer or director of the Registrant or by reason of alleged acts or omissions as such an officer or director. Section 9 also provides that no indemnification will be provided to any person who was or is a director or officer with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

Section 8.57 of the Massachusetts Business Corporation Act also contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The Registrant maintains director and officer liability and company reimbursement liability insurance. This insurance covers specified claims or errors and omissions against the Registrant’s directors and officers and will reimburse the Registrant for amounts paid to indemnify directors and officers against the costs of such claims pursuant to the Registrant’s amended and restated by-laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File Number	Date of Filing	Exhibit Number	Filed Herewith

4.1	Restated Articles of Organization of the Registrant	10-Q	001-05075	May 11, 2007	3.1

4.2	Amended and Restated By-laws of the Registrant	8-K	001-05075	December 13, 2018	3.2

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant					X

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)					X

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X

24.1	Power of attorney (included on the signature pages of this registration statement)					X

99.1	2008 Deferred Compensation Plan, as amended					X

107	Filing Fee Table					X

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts on this 25th day of March, 2022.

PERKINELMER, INC.

By:	/s/ Prahlad Singh
Prahlad Singh, PhD
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of PerkinElmer, Inc., hereby severally constitute and appoint Prahlad Singh and Joel S. Goldberg, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable PerkinElmer, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Prahlad Singh	President, Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2022
Prahlad Singh, PhD

/s/ James M. Mock	Sr. Vice President and Chief Financial Officer (Principal Financial Officer)	March 25, 2022
James M. Mock

/s/ Andrew Okun Andrew Okun	Vice President, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	March 25, 2022

/s/ Peter Barrett	Director	March 25, 2022
Peter Barrett, Ph.D.

/s/ Samuel R. Chapin	Director	March 25, 2022
Samuel R. Chapin

/s/ Sylvie Grégoire	Director	March 25, 2022
Sylvie Grégoire, PharmD

/s/ Alexis P. Michas	Director	March 25, 2022
Alexis P. Michas

/s/ Michel Vounatsos	Director	March 25, 2022
Michel Vounatsos

/s/ Frank Witney	Director	March 25, 2022
Frank Witney, PhD

/s/ Pascale Witz	Director	March 25, 2022
Pascale Witz